UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ASA Gold and Precious Metals Limited

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ASA GOLD AND PRECIOUS METALS LIMITED

February 26, 2024

Dear Fellow Shareholder,

Your fund faces an unwarranted attack by an activist who wants to take over ASA. Your upcoming vote at the shareholder meeting is crucial. It will determine whether ASA can maintain its strategic focus on long-term capital appreciation through judicious investments in the gold mining industry, the focus of the fund since 1958.

A well-known activist, Saba Capital Management (“Saba”) has commenced a proxy contest to try to replace your well qualified and experienced Board of Directors (the “Board”) with its hand-picked nominees. Saba’s nominees are aligned with Saba. They do not have experience and/or expertise in the mining of precious metals and minerals, or with oversight of an investment vehicle such as ASA.

Help Protect ASA

We recently sent you a proxy communication via email or a proxy statement and proxy card in the mail in connection with the Annual General Meeting of Shareholders of ASA Gold and Precious Metals Limited (“ASA”) to be held on April 26, 2024. We need your support to protect your investment and prevent Saba from getting control of ASA. We ask that all ASA Shareholders send a clear message to Saba by voting for all ASA director nominees, for retention of ASA’s accounting firm and for the two additional management proposals on the meeting agenda. Please sign, date, and mail the enclosed WHITE proxy card in the postage paid envelope or follow the instructions in the box below to vote by internet or touchtone phone.

Vote by Internet or touchtone by following the instructions on the enclosed card.
Vote by Mail by completing, signing, and dating the enclosed card and returning it in the enclosed prepaid return envelope.

Our Mission is to Protect All Shareholders

Your Board and management’s experience are best suited to oversee and navigate ASA through volatility in the gold market and protect you from assaults by activist investors seeking short term gain. We understand and value the trust you have in us to act in your best interests.

In the coming weeks, we will send you updates about the proxy fight and additional information about Saba’s campaign. We will focus on:

●	ASA’s long-term performance;
●	Saba’s lack of experience in this unique industry, and:
●	Potentially negative outcome for your investment if Saba’s nominees are elected.

(Over)

ASA_2024

It is important that you understand Saba’s ultimate self-serving goal -- Saba takes over closed-end funds by replacing directors, firing the investment adviser, and then liquidating or otherwise changing your fund for their own benefit. If you receive a proxy statement from Saba, please do NOT vote on its GOLD proxy card. Only vote on the WHITE proxy card -- for all ASA director nominees and for each of the other proposals.

Sincerely,

Axel Merk
Chief Operating Officer

P.S. If you have questions that our proxy solicitor, Morrow Sodali Fund Solutions (1-888-339-9243) cannot answer, I will be glad to personally speak to you if you send me a message at www.asaltd.com/contact.